Exhibit 10

ARTHUR C. MARTINEZ

RETIREMENT AGREEMENT

This Retirement Agreement (the "Agreement") is entered into between Sears, Roebuck and Co., a New York corporation (the "Company") and Arthur C. Martinez, a resident of the State of Illinois (the "Executive") as of April 11, 2000.

This Agreement is hereby entered into in consideration of the following covenants and mutual promises.

1. Purpose. The Company and the Executive have determined that it would be appropriate to initiate a management transition process that includes the selection and hiring of a new chief executive officer. Upon the hiring of a new Chief Executive Officer, Executive will resign as President and Chief Executive Officer, and will resign from his position as Chairman and as a member of the Board of Directors at the discretion of the Board. Thereafter, the Executive will retire from the Company on a date designated by the Executive and acceptable to the Company, but in any event no later than ninety (90) days after the hiring of the new Chief Executive Officer. In consideration for Executive's dedicated service with the Company and his leadership during the management transition process and his subsequent retirement (the date of which is referred to as the "Retirement Date"), the Company and the Executive have agreed to enter into this Agreement.

2. Payments. Following the execution of this Agreement, the Company shall make the following payments to the Executive:

a) Continued annual base salary payments through Executive's Retirement Date, at the rate currently in effect;

b) An amount (the "2000 Annual Bonus"), calculated according to the Sears, Roebuck and Co. Annual Incentive Compensation Plan (the "Annual Incentive Compensation Plan"), equal to the greater of (i) the amount of the 2000 target annual bonus under the Annual Incentive Compensation Plan to which Executive would have been entitled if he had remained employed by the Company through December 31, 2000 and the Company had met the target level performance requirements for 2000, and (ii)  the amount of the annual bonus under the Annual Incentive Compensation Plan to which Executive would have been entitled based on the actual percentage earned by the other senior executives, in each case, prorated for the year 2000 based on the number of days elapsed in such calendar year as of the earlier of the Retirement Date or December 31, 2000. The 2000 Annual Bonus shall be paid at such time as it would have been paid had Executive remained employed by the Company but in any event no later than March 1, 2001;

c) A lump sum payment payable on January 5, 2001 (or the Retirement Date, if later), equal to three times the sum of (i) annual base salary at the rate currently in effect and (ii) the amount of the non-prorated 2000 target annual bonus referred to above; and

d) The award under the Long Term Performance Plan ("LTPP") for the LTPP period January 1, 1999 through December 31, 2001 in an amount determined as if the Company had met the target level performance requirements for that LTPP period as provided in the LTPP and payable at the time such award would have been paid pursuant to the LTPP if Executive had continued employment with the Company through December 31, 2001, but in any event no later than March 1, 2002.

 3. Supplemental Retirement Income Plan. Executive's accrued benefit under the Sears, Roebuck and Co. Supplemental Retirement Income Plan and the Executive's supplemental agreement related thereto (collectively, the "Supplemental Retirement Income Plan") shall be determined in accordance with the Supplemental Retirement Income Plan, by calculating the basic monthly benefit thereunder based on (a) Executive's actual credited service plus additional credited service for the period from the Retirement Date through and including December 31, 2003, (b) the assumption that, in addition to his actual annual salary and bonus, Executive received in 2000 a non-prorated 2000 target annual bonus, and earned annual salary (at the rate currently in effect) and bonus (at the 2000 target annual bonus level) for years 2001, 2002, and 2003, and (c)  the assumption that the amounts described in (b) above were received on or before the Executive's Retirement Date. The present value of such benefit payable as a life annuity commencing January 1, 2001, shall be paid in a single lump sum payment on January 5, 2001 (or the Retirement Date, if later), which lump sum shall be determined in accordance with the provisions of the Supplement Retirement Income Plan based on the Executive's actual age as of that date. Such a determination of the estimated amount of such lump sum payment has been provided to the Executive by the Company. The amount described in Paragraph 3 shall be in addition to the benefits to which Executive is entitled under the Sears Pension Plan.

4. Welfare Coverage. The Company shall provide Executive with coverage under the welfare plans in which Executive currently participates through the Retirement Date. Thereafter, Executive shall be treated as eligible to receive Retiree Medical coverage and for all purposes thereunder shall be treated as having been covered under a Sears medical option on the Retirement Date and as having been continuously covered for the ten (10) consecutive years immediately prior to the Retirement Date.

5. Chairman's Retirement Benefits. In recognition of the Executive's services as Chairman of the Company, the following additional benefits shall be provided, or the cost of such benefits reimbursed, consistent with traditional benefits provided upon retirement to the Chairman of the Company:

a) An office with furnishings, secretarial and other assistance consistent with past practice and suitable for Executive's needs until the earlier of (i)  December 31, 2009, and (ii) such time that comparable office space and support is provided by a new employer; and

b) Fees for services consistent with current practice and suitable for Executive's needs, from a financial planner and tax advisor selected by the Executive, until December 31, 2005.

 6. Equity. Effective on the Retirement Date, all stock options and restricted stock issued to the Executive under any Company-sponsored employee stock plan will become fully vested (except for the performance-based awards, which will be vested but will remain subject to the price targets for Company stock) and all of the Executive's vested stock options will remain exercisable until the earlier of (a) five (5) years after the Retirement Date for stock options granted in February, 1995 or later, and two (2) years after the Retirement Date for all other stock options, or (b) the date the options would otherwise have expired under the terms of the option grants (excluding provisions relating to termination of employment).

7. Mutual Release. In consideration of the service commitments and benefits provided under this Agreement, Executive and the Company have entered into the Mutual Release which is attached hereto as Exhibit A. This Mutual Release shall for purposes of this Agreement be treated as incorporated into this Section 7 in the form attached hereto.

8. Resignation of Officerships, Titles and Directorships. Effective on the Retirement Date, the Executive will resign all then remaining officerships, titles, and directorships with the Company, its subsidiaries and affiliates.

9. Prior Agreements, Non-Competition, Nonsolicitation, Confidentiality and Non-Disparagement. Except as provided for herein, this Agreement shall supersede all prior agreements between the Executive and the Company regarding Executive's employment; provided, however, the protective covenants provided for in Section 5 of the Non-Compete/Change-of-Control Agreement between the Company and Executive dated April 7, 1999 (the "Change-of-Control Agreement") shall continue in full force and effect as provided therein. Furthermore, the Executive agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders, or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected, to harm the reputation, business, or prospects of the Executive.

10. Indemnification; D&O Insurance Coverage. To the fullest extent permitted by law, the Company will indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries. In addition, the Company shall cause Executive to be covered (with respect to acts, errors or omissions which shall have occurred on or before the Retirement Date) under such director and officer liability insurance policies as the Company shall from time to time have in effect for its then-active officers and directors to the same extent as coverage is available thereunder to the then-active officers and directors for acts, errors or omissions during their periods of service to the Company.

11. Beneficiary. If the Executive should die prior to receiving all of the benefits payable under this Agreement, any remaining benefits will be paid to the beneficiary designated in writing by the Executive. If no such beneficiary is designated, any payments shall be paid to the Executive's estate at the time or times and in the manner as would otherwise be due to the Executive.

12. Involuntary Termination; Change-of-Control. Should Executive be involuntarily terminated by the Company for any reason, other than Cause (as defined in the Change-of-Control Agreement), death or total and permanent disability, the Executive's date of termination shall be his Retirement Date. Notwithstanding anything in this Agreement to the contrary, in the event of a Change-of-Control of the Company (as defined in the Change-of-Control Agreement) (a) the Executive's Retirement Date shall be any date on or after the date of the Change-of-Control as designated by the Executive in his sole discretion, but in any event no later than ninety (90) days after the Change-of-Control, and (b) the Executive shall receive all amounts due him under Sections 2 and 3 of this Agreement on the earlier of (i) the date(s) such amounts would otherwise be paid to him under this Agreement or (ii) a date that is no later than ten (10) business days after his Retirement Date.

13. Withholding. The Company's obligation to pay amounts under this Agreement are subject to its withholding obligations under applicable federal, state and local tax laws.

14. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner, or shall be deemed modified in a manner, which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

15. Amendment. Except as provided in Section 14, this Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

17. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.

18. Arbitration. Any controversy or claim relating to this Agreement (except for court action initiated by the Company to enforce the Executive's protective covenants) will be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Any arbitration award will be binding on the parties and may be enforced in any court having jurisdiction.

ATTEST:	SEARS, ROEBUCK AND CO.

/s/John T. Sloan	By: Anastasia D. Kelly Its: General Counsel

EXECUTIVE:

/s/Arthur C. Martinez

EXHIBIT A

Mutual Release

In consideration of the benefits provided under that certain Retirement Agreement dated as of April 11, 2000 (the "Agreement") by and between Sears, Roebuck and Co. (the "Company") and the undersigned Executive, Executive and the Company, and any person acting by, through, or under the Executive or the Company, hereby release, waive, and forever discharge each other and their respective agents, subsidiaries, affiliates, employees, officers, shareholders, successors, and assigns (if any) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, Executive's employment with the Company (other than indemnification to which the Executive may be entitled under the Company's bylaws, policies or agreements (now or hereafter maintained) with regard to the indemnification of its executive officers or directors), Executive's decision to retire, and/or the termination of the Executive's employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including any claim by Executive for age or other types of discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, or any other federal, state, or local law or ordinance (the foregoing being sometimes hereinafter referred to as the "Waiver"). The Waiver does not apply to any rights or claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Waiver. Executive acknowledges that he has read the Waiver and is voluntarily executing the Waiver and the Agreement.

Executive acknowledges that he has been advised to consult with an attorney prior to signing the Waiver, and was given at least twenty-one (21) days within which to consider the Agreement, including the Waiver, before signing the Waiver and the Agreement. Executive also acknowledges that he understands that if he signs the Waiver, he may revoke the Waiver and the Agreement within seven (7) days after signing the Waiver. The Agreement and the Waiver will, therefore, not be effective until seven (7) days after the Waiver is signed.

Any other provision hereof notwithstanding, the Waiver does not apply to any benefits provided in the Agreement or any benefits to which the Executive may be entitled under a Company-sponsored benefit plan.

Executed: April 11, 2000

ATTEST:	SEARS, ROEBUCK AND CO.

/s/John T. Sloan	By: Anastasia D. Kelly Its: General Counsel

EXECUTIVE:

/s/Arthur C. Martinez